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                               E X H I B I T 2 3.2

           CONSENT OF RICHTER, USHER & VINEBERG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-5404) pertaining to the 1983 Non-Statutory Stock Option Plan of ALPNET, Inc. and subsidiaries, and the Registration Statement (Form S-8 No. 333-06091) pertaining to the ALPNET, Inc. 1996 Executive Stock Option Plan, of our Auditors' Report dated March 3, 2000 with respect to the balance sheets of ALPNET Canada Inc. as at December 31, 1999 and 1998 and the statements of earnings, deficit and cash flows for each of the years ended December 31, 1999 and 1998, which we have been advised is included in this Annual Report (Form 10-K) of ALPNET, Inc. for the year ended December 31, 1999.

\s\ RICHTER, USHER & VINEBERG

Chartered Accountants

Montreal, Quebec
March 10, 2000